Exhibit 99.1

LIBERTY GLOBAL REPORTS SECOND QUARTER 2007 RESULTS

Achieved 16% Rebased Operating Cash Flow Growth

Record OCF Margin of 39.5%

Committed to Repurchasing Equity

Englewood, Colorado – August 8, 2007: Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter ended June 30, 2007.

Highlights for the period compared to last year’s second quarter results (unless noted), include:

•      Revenue of $2.18 billion, reflecting rebased(1) growth of 10%

•      Rebased Operating Cash Flow (“OCF”)(2) growth of 16% to $861 million (17% excluding Telenet)

•      OCF margin(3) of 39.5%, a 380 bps improvement over Q2 2006

•      Total RGU(4) additions of 298,000, ending Q2 2007 with 23.1 million RGUs

•      Loss from continuing operations of $130 million as compared to a loss of $184 million in Q2 2006

President and CEO Mike Fries commented, “We made significant progress on our three core strategic objectives in the second quarter. Organic growth was underpinned by a 17% increase in rebased operating cash flow, as compared to Q2 2006 (excluding Telenet). Recently, we completed several strategic M&A transactions, which rationalized key assets and generated approximately $860 million(5) of cash. And, our recently announced tender offers to repurchase an additional $500 million of stock continue our commitment to investing excess capital in the business we know best – our own.”

“Our consolidated operating cash flow growth was driven principally by our UPC Broadband division (“UPC”) and VTR which generated Q2 year-over-year rebased increases of 18% and 23%, respectively. Reflecting ARPU uplift from our digital TV subscriber base, the Netherlands, our largest market in Europe, grew Q2 rebased operating cash flow by 20% year-over-year. This contributed to a consolidated OCF margin of 39.5% in the quarter, another milestone for the group. And, we remain confident in our ability to meet our 2007 financial guidance targets.”

“Organic RGU(6) additions in Q2 were 266,000, bringing net adds year-to-date to 623,000. J:COM and VTR performed well in the quarter, while Europe was impacted by typical seasonality trends, along with increased video competition in Romania, primarily for low ARPU customers. As we launch new products and services and ramp up our fall marketing campaigns, we expect a strong second half of the year, particularly Q4.”

“On the M&A front, we recently increased our ownership stake in Telenet to nearly 50% and rationalized our 50% interest in Jupiter TV. Our leverage is now toward the high-end of our target range, ending the quarter at 4.6x on a gross basis. Importantly, we capitalized on favorable capital market conditions in the quarter, completing a refinancing of our UPC credit facility. This enabled us to lock in attractive rates, extend maturities, and increase total borrowings.”

“We ended the quarter with approximately $2.5 billion of consolidated cash. On an adjusted basis, we estimate that our cash position at June 30, 2007 would approximate $2.6 billion, of which approximately $2.0 billion would be corporate cash accessible to Liberty Global. Additionally, we have considerable liquidity under our credit facilities, and when combined with our consolidated cash position, we have approximately $5 billion of adjusted liquidity potentially available on a consolidated basis.(7) We believe that we are well-positioned against further downturns in the credit markets and are poised to capitalize on any credit dislocation impacting the acquisition environment.”

“Our ample liquidity provides us with the flexibility to enhance shareholder returns, including continued repurchases of our equity. Year-to-date, we have purchased $642 million of equity through tender offers and open market purchases, at a weighted average price of approximately $32.00 per share. Additionally, our Board recently increased the authorization under our stock repurchase program to $150 million from the $75 million available at the end of the second quarter. We continue to believe repurchasing our equity is an attractive use of capital, as evidenced by our $500 million in modified Dutch auction tender offers announced on August 3, 2007.”

Operating Statistics

We had 23.1 million total RGUs at June 30, 2007, with 14.7 million video, 4.9 million broadband Internet and 3.5 million telephony subscribers. The breakdown of our 14.7 million video subscribers consisted of 10.9 million analog cable(8), 2.8 million digital cable and 1.0 million DTH subscribers. We continue to be successful in bundling our products and services to our customer base, as we ended the second quarter of 2007 with a consolidated RGU per customer relationship bundling ratio of 1.44x and a bundled customer base of 4.9 million, a 47% increase over June 30, 2006. As further evidence of our bundling success, our triple play customer base increased 6% sequentially in the quarter as compared to our base at March 31, 2007.

With respect to organic subscriber additions, we added approximately 266,000 RGUs, consisting of 159,000 broadband Internet additions, 161,000 telephony additions and a loss of 54,000 video subscribers. Growth in broadband Internet and telephony were once again key drivers of our organic growth, as we experienced penetration increases across all of our major operations. We ended Q2 with aggregate broadband Internet and telephony penetrations of 20% and 15%, respectively.

Geographically, our organic RGU additions in the quarter consisted of 110,000 in Japan, 73,000 in Europe, 63,000 in the Americas, and 20,000 in Australia. Our organic additions were down sequentially from the first quarter primarily as a result of European seasonal factors and increased Central and Eastern European (“CEE”) video competition, partially offset by RGU gains at J:COM and VTR. As compared to the second quarter of 2006, we realized lower consolidated organic additions in the quarter, due in large part to the performance of UPC.

In the second quarter, we lost 54,000 video subscribers. This was driven primarily by continued video competition in Romania and Hungary. Similar to our first quarter results, the overall loss was a function of decreases in our analog cable subscribers that were only partially offset by organic gains in our digital and DTH subscribers of 193,000 and 17,000, respectively. Romania accounted for approximately 60% of our CEE organic video subscriber losses in the quarter, with non-upgraded areas of the country generally experiencing higher levels of churn. As a result, we are taking action in Romania, including an acceleration of our upgrade plans and offering loyalty discounts for customers that sign contracts.

With respect to digital cable, we continue to make considerable progress. We experienced sequential improvement in organic digital cable additions, aided by strong results from J:COM, Cablecom, and VTR, which accounted for 75% of our organic digital cable additions in the quarter. J:COM had its strongest quarter since 2005 and now has digital penetration approaching 60%. In the Netherlands, we are generating an incremental €6.00 in ARPU from our digital cable subscribers, an increase of 50% from Q4’06. We now have the ability to provide video on demand, personal video recorder (“PVR”) and high definition services to a significant portion of our Dutch customer base. In Switzerland, we added 26,000 digital subscribers in Q2, which was our highest quarter to date, reflecting demand for our new digital entry tier launched in April and the PVR. Overall, we finished the quarter with global digital cable penetration of approximately 21% and see substantial growth in this product category ahead.

Revenue

Revenue for the three months ended June 30, 2007 increased 37% to $2.18 billion and revenue for the six months ended June 30, 2007 grew 39% to $4.29 billion. Excluding foreign currency (“FX”) movements, revenue increased 32% and 34% for the three and six months ended June 30, 2007, respectively, as compared to the same periods last year. Our revenue growth was positively impacted by acquisitions, including acquisitions of Telenet in Belgium, Cable West in Japan, and Karneval in the Czech Republic.

For the three and six months ended June 30, 2007, we achieved rebased growth rates of 10% for both periods as compared to the same periods in 2006. Our rebased results reflect increases in average RGUs over the periods, particularly those pertaining to digital video, broadband Internet and digital telephony services. During the three and six months ended June 30, 2007, our operations in CEE led Liberty Global with rebased growth rates for those periods of 11% and 12%, respectively.

In terms of ARPU per customer relationship(9), UPC and VTR continued to post gains, as compared to the corresponding period last year and sequentially to the first quarter of 2007. For the quarter ended June 30, 2007, ARPU per customer relationship for UPC was €21.46 ($28.93), reflecting an increase of 6% over the second quarter of 2006. For VTR, it has increased its ARPU per customer relationship by 4% to CLP 25,263 ($47.95), as VTR’s customers continue to embrace its compelling bundling offers. VTR continues to lead Liberty Global with its RGU per customer relationship ratio of 1.86x, up over 9% since the comparable period last year. J:COM’s ARPU per customer relationship of ¥7,350 ($60.84) was relatively flat over the comparable period last year, due in part to the impact of the Cable West acquisition. For Liberty Global, we generated ARPU per customer relationship of $38.43, which was an 11% increase over Q2’06, as a result of improved bundling and the positive impact of FX.

Operating Cash Flow

For the three and six months ended June 30, 2007, we increased OCF to $861 million and $1.69 billion, respectively, representing a 52% increase in both periods, as compared to the same periods in 2006. Excluding FX movements, OCF increased 46% for the three and six months ended June 30, 2007, as compared to the same periods last year, reflecting the impact of acquisitions and continued organic OCF growth. Our results reflect a 16% rebased growth rate for both the three and six months ended June 30, 2007 and a 17% rebased growth rate for both periods, excluding the impact of Telenet. Year-to-date 2007, the organic growth component has been driven by UPC and VTR, which achieved 19% and 22% rebased growth, respectively. UPC’s operation in the Netherlands built upon its 11% rebased growth rate in the first quarter, achieving a 20% rebased growth rate in the second quarter, as compared to the second quarter in 2006.

Our OCF margin for the three and six months ended June 30, 2007 was 39.5% and 39.3%, respectively. This represents a 380 and 340 basis point improvement over the same periods in 2006, respectively. As compared to the three and six months ended June 30, 2006, we have experienced significant margin improvement in UPC, VTR, and to a lesser extent in J:COM. These improvements stem from continued increases in operational leverage, control of our selling and marketing costs, and cost savings and synergies resulting from the integration of acquisitions, particularly those in Switzerland and Chile. Additionally, our OCF margins for the first six months of 2007 were positively impacted by the consolidation of Telenet in the amount of approximately 110 basis points, as Telenet’s OCF margin is significantly higher than the company-wide average.

Loss from Continuing Operations

Our loss from continuing operations for the three months ended June 30, 2007 was $130 million or $0.34 per basic and diluted share as compared to our loss from continuing operations of $184 million or $0.40 per basic and diluted share for the corresponding period in 2006. In the quarter, our loss from continuing operations improved as compared to the second quarter of 2006, as a result of higher operating income and income tax benefits, partially offset by higher interest expense and minority interests in earnings of subsidiaries.

Capital Expenditures and Free Cash Flow

Capital expenditures and capital lease additions (capital expenditures unless otherwise noted) for the three months and six months ended June 30, 2007 were $487 million and $1,041 million, respectively. As a percentage of revenue, capital expenditures were approximately 22% and 24%, respectively, for the three and six months ended June 30, 2007, as compared with 27% and 24%, respectively, for the same periods last year. We estimate that over 80% of our capital expenditures during the three and six months ended June 30, 2007 were revenue generating.

In terms of Free Cash Flow (“FCF”)(10), we reported negative FCF of $9 million and positive FCF of $24 million for the three and six months ended June 30, 2007, respectively. For the three months, this represented an improvement of $73 million, as compared to the same period last year, reflective of lower capital expenditures as a percentage of revenue and higher operating income. Additionally, FCF for the six month period was relatively flat as compared to the prior year period. Our FCF for the three and six month periods was adversely impacted by the repayment of our Liberty Global Switzerland PIK Loan during the second quarter. As a result of this repayment, approximately $78 million of payment-in-kind interest on that loan, which had been accrued from October 2005, was paid and treated as a use of cash in the operating section of the cash flow statement. Excluding this amount, our FCF would have been approximately $69 million and $102 million for the three and six months, respectively.

Balance Sheet, Leverage and Liquidity

At June 30, 2007, total debt was $15.8 billion and cash and cash equivalents (including restricted cash related to our debt instruments) totaled $3.0 billion, resulting in net debt of $12.8 billion.(11) Our debt increased by approximately $1.4 billion from March 31, 2007, driven principally by (i) a new loan secured by shares in Sumitomo Corporation that we received from restructuring our indirect interest in the Jupiter Shop Channel; (ii) borrowings under the refinanced UPC Broadband Holding Bank Facility; (iii) the draw down of new credit facilities at UPC Holding B.V. and Liberty Global; and (iv) the continued impact of FX rates. Cash increased by approximately $1.0 billion during the second quarter, primarily from the proceeds of the financings discussed above. For the second quarter of 2007, our gross and net leverage ratios, defined as total debt and net debt to last quarter annualized operating cash flow, were 4.6x and 3.7x, respectively.

Adjusting our cash position for the exercise of our options in Telenet and the sale of Melita Cable, both of which were completed in July, as well as the recently announced $500 million in tender offers, our cash position (excluding restricted cash) would have been approximately $1.5 billion at June 30, 2007. In addition, we have announced several transactions that would increase both our leverage and adjusted cash position. These transactions include the J:COM-related financing and the Telenet recapitalization and capital distribution. Assuming completion of both transactions in the second half of the year, our adjusted cash position would be approximately $2.6 billion on a consolidated basis with approximately $2.0 billion of that amount estimated to be at Liberty Global and its non-operating subsidiaries.

In addition to our cash balances at June 30, 2007, our aggregate unused borrowing capacity at June 30, 2007, represented by the maximum undrawn commitment under each of our applicable facilities (including those at UPC Broadband Holding, Telenet, J:COM, VTR and Austar), without regard to covenant compliance calculations, was approximately $2.8 billion. At UPC Broadband Holding, which is our core European bank borrower, we folded-in both Cablecom and VTR into this borrowing group during the second quarter of 2007. Upon completion of our second quarter bank reporting requirements at UPC Broadband Holding, we expect to be able to borrow approximately €602 million ($814 million) in the aggregate of our undrawn commitments under our €1.1 billion ($1.4 billion) redrawable term loans I and L under the UPC Broadband Holding Bank Facility and our €250 million ($338 million) delayed draw term loan under facility M of the UPC Broadband Holding Bank Facility.

Please see schedules beginning on page seven for more detailed information on our financial and operating performance.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband Internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2007, Liberty Global operated state-of-the-art broadband communications networks that served approximately 16 million customers across 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our full year 2007 guidance targets, the timing and impact of digital products and services, completion of announced transactions and our borrowing availability; our insight and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, continued growth in services for digital television at reasonable cost, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins, our ability to complete planned financings, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Information Regarding Tender Offers

References in this earnings release to the modified Dutch auction tender offers are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offers, including complete instructions on how to tender shares, along with the letters of transmittal and related materials, are expected to be mailed to stockholders on or about August 10, 2007. Stockholders should carefully read the offer to purchase, the applicable letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Global with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offers, by calling toll free 1-800-207-3158. Stockholders are urged to read these materials carefully prior to making any decision with respect to either or both tender offers.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations – Denver	Corporate Communications – Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations – Europe	Corporate Communications – Europe
+41 44 277 9738	+31 20 778 9447

(1)      For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2007, we have adjusted our historical 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2007 results and (ii) reflect the translation of our 2006 rebased amounts at the applicable average exchange rates that were used to translate our 2007 results. Please see page 10 for supplemental information.

(2)      Please see page 13 for a definition of operating cash flow and the required reconciliation.

(3)      OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(4)      Please see page 20 for definition of revenue generating units (“RGUs”).

(5)      Includes approximately $760 million borrowed against the shares in Sumitomo Corporation that we received from restructuring our indirect interest in Jupiter Shop Channel Co., Ltd., and approximately $100 million in cash for the sale of our 50% interest in Melita Cable Plc.

(6)      Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(7)      See discussion on page four under Balance Sheet, Leverage and Liquidity for more information. The reference to corporate cash in the paragraph relates to cash at Liberty Global parent and its non-operating subsidiaries. The transactions factored into the adjusted calculation include the following: (i) the announced tender offers;  (ii) the completed sale of Melita Cable; (iii) the completed exercise of our Telenet options; (iv) the announced J:COM-related financing; and (v) the announced Telenet recapitalization and capital distribution. With respect to (v), for simplicity, we conservatively assume that there is no incremental cash on the balance sheet from the recapitalization. Of the $5 billion in liquidity referenced in the quote, approximately $0.6 billion of cash and $2.5 billion in credit facility commitments relate to our operating subsidiaries. Our subsidiaries’ ability to draw on their credit commitments is subject to compliance with applicable covenants. We have also excluded restricted cash and excluded the amount attributable to VTR’s incremental borrowing capacity.

(8)      Includes analog and digital MMDS subscribers.

(9)      ARPU per customer relationship is calculated as follows: average total monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing customer relationships, as applicable, for the period. Customer relationships of entities acquired during the period are normalized.

(10)    Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 15 for more information and the required reconciliation.

(11)    Total debt includes capital lease obligations. Total cash and cash equivalents includes $492 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2007	2006
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,514.6	$1,880.5
Trade receivables, net	726.0	726.5
Other receivables, net	97.9	110.3
Restricted cash	31.5	496.1
Other investments	345.0	—
Other current assets	500.7	349.1
Total current assets	4,215.7	3,562.5

Restricted cash	482.2	—
Investments in affiliates, accounted for using the equity method, and related receivables	549.1	1,062.7
Other investments	125.8	477.6
Property and equipment, net	9,584.4	8,136.9
Goodwill	11,408.7	9,942.6
Franchise rights and other intangible assets not subject to amortization	180.6	177.1
Intangible assets subject to amortization, net	2,115.1	1,578.3
Other assets, net	996.6	631.6

Total assets	$29,658.2	$25,569.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$585.7	$652.4
Accrued liabilities and other	1,274.7	810.3
Deferred revenue and advance payments from subscribers and others	746.8	640.1
Accrued interest	163.0	257.0
Current portion of debt and capital lease obligations	767.7	1,384.9
Total current liabilities	3,537.9	3,744.7

Long-term debt and capital lease obligations	14,988.7	10,845.2
Deferred tax liabilities	408.5	537.1
Other long-term liabilities	1,337.7	1,283.7

Total liabilities	20,272.8	16,410.7

Commitments and contingencies

Minority interests in subsidiaries	2,745.5	1,911.5

Stockholders’ equity	6,639.9	7,247.1

Total liabilities and stockholders’ equity	$29,658.2	$25,569.3

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	amounts in millions, except per share amounts
Revenue	$2,180.6	$1,590.8	$4,286.6	$3,081.3

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation of $2.5 million, $1.1 million, $4.8 million and $2.1 million, respectively)	906.1	690.1	1,781.8	1,326.2
Selling, general and administrative (SG&A) (including stock-based compensation of $37.5 million, $18.2 million, $78.7 million and $33.2 million, respectively)	453.5	352.5	902.7	684.5
Depreciation and amortization	610.2	454.6	1,204.2	880.4
Impairment, restructuring and other operating charges, net	0.6	0.1	5.9	6.2
	1,970.4	1,497.3	3,894.6	2,897.3
Operating income	210.2	93.5	392.0	184.0

Other income (expense):
Interest expense	(226.3)	(156.1)	(459.3)	(300.2)
Interest and dividend income	24.1	20.3	48.5	36.0
Share of results of affiliates, net	9.5	(1.0)	23.1	0.4
Realized and unrealized gains (losses) on financial and derivative instruments, net	(74.3)	(92.7)	(145.8)	21.1
Foreign currency transaction gains, net	38.6	43.6	52.5	82.2
Losses on extinguishment of debt, net	(23.3)	(26.7)	(23.3)	(35.6)
Gains on disposition of assets, net	—	2.3	0.3	47.6
Other expense, net	(1.3)	(6.1)	(4.6)	(6.2)
	(253.0)	(216.4)	(508.6)	(154.7)
Earnings (loss) before income taxes, minority interests and discontinued operations	(42.8)	(122.9)	(116.6)	29.3

Income tax benefit (expense)	60.9	(28.6)	54.6	(98.9)
Minority interests in earnings of subsidiaries, net	(147.8)	(32.8)	(203.8)	(60.3)
Loss from continuing operations	(129.7)	(184.3)	(265.8)	(129.9)

Discontinued operations:
Earnings from operations	—	23.6	—	14.3
Gain on disposal of discontinued operations	—	184.9	—	408.0
	—	208.5	—	422.3

Net earnings (loss)	$(129.7)	$24.2	$(265.8)	$292.4

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.34)	$(0.40)	$(0.69)	$(0.28)
Discontinued operations	—	0.45	—	0.91
	$(0.34)	$0.05	$(0.69)	$0.63

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended
	June 30,
	2007	2006
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(265.8)	$292.4
Net earnings from discontinued operations	—	(422.3)
Loss from continuing operations	(265.8)	(129.9)
Net adjustments to reconcile loss from continuing operations to net cash provided by operating activities	1,595.2	967.8
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(265.1)	(52.0)
Net cash provided by operating activities of discontinued operations	—	82.3
Net cash provided by operating activities	1,064.3	868.2

Cash flows from investing activities:
Capital expended for property and equipment	(951.8)	(697.1)
Cash paid in connection with acquisitions, net of cash acquired	(111.0)	(144.2)
Proceeds received upon dispositions of assets	4.1	98.4
Other investing activities, net	10.9	(0.8)
Proceeds received upon disposition of discontinued operations, net of disposal costs	—	972.5
Net cash used by investing activities of discontinued operations	—	(92.5)
Net cash provided (used) by investing activities	(1,047.8)	136.3

Cash flows from financing activities:
Borrowings of debt	8,126.2	5,880.5
Repayments of debt and capital lease obligations	(6,925.0)	(5,752.4)
Repurchase of common stock	(645.5)	(755.7)
Proceeds from issuance of common stock upon exercise of stock options	28.2	3.5
Proceeds from issuance of stock by subsidiaries	23.0	6.4
Payment of deferred financing costs	(17.7)	(25.9)
Other financing activities, net	(1.4)	7.6
Net cash provided (used) by financing activities	587.8	(636.0)

Effect of exchange rates on cash	29.8	84.2

Net increase (decrease) in cash and cash equivalents:
Continuing operations	634.1	462.9
Discontinued operations	—	(10.2)
Net increase in cash and cash equivalents	634.1	452.7

Cash and cash equivalents:
Beginning of period	1,880.5	1,202.2
End of period	$2,514.6	$1,654.9

Cash paid for interest	$584.1	$294.8

Net cash paid for taxes	$31.6	$30.7

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2007, respectively as compared to the corresponding prior year periods. All of the reportable segments provide broadband communications services, including video, voice and broadband Internet access services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At June 30, 2007, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Central and Eastern Europe segment includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Telenet provides broadband communications services in Belgium. J:COM provides broadband communications services in Japan. VTR provides broadband communications services in Chile. Our corporate and other category includes (i) Austar and other less significant consolidated operating segments that provide broadband communications services in Puerto Rico, Brazil and Peru, and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our UPC Broadband Division and Chellomedia.

We sold UPC Belgium to Telenet on December 31, 2006, and we began accounting for Telenet as a consolidated subsidiary effective January 1, 2007. As a result, we began reporting a new segment as of January 1, 2007 that includes Telenet from the January 1, 2007 consolidation date and UPC Belgium for all periods presented. The new reportable segment is not a part of the UPC Broadband Division. Segment information for all periods presented has been restated to reflect the transfer of UPC Belgium to the Telenet segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first six months of 2007, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2006, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three and six months ended June 30, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2007 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2006 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended June 30, 2006 include Telenet, Cable West, Karneval, INODE, seven smaller acquisitions in Europe and one smaller acquisition in Japan. The acquired entities that have been included in the determination of our rebased revenue and OCF for the six months ended June 30, 2006 include Telenet, Cable West, Karneval, INODE, nine smaller acquisitions in Europe and two smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2006 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2006. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$260.6	$224.1	$36.5	16.3	8.4	—
Switzerland	212.3	193.5	18.8	9.7	7.7	—
Austria	122.2	108.0	14.2	13.1	5.6	—
Ireland	74.7	64.8	9.9	15.3	7.6	—
Total Western Europe	669.8	590.4	79.4	13.4	7.6	7.6
Hungary	93.9	75.9	18.0	23.7	7.8	—
Other Central and Eastern Europe	195.7	137.5	58.2	42.3	27.5	—
Total Central and Eastern Europe	289.6	213.4	76.2	35.7	20.5	10.5
Central and corporate operations	1.8	2.1	(0.3)	(14.3)	(17.6)	—
Total UPC Broadband Division	961.2	805.9	155.3	19.3	10.9	8.4

Telenet (Belgium)	313.2	10.6	302.6	N.M.	N.M.	10.8
J:COM (Japan)	533.4	460.6	72.8	15.8	22.2	9.9
VTR (Chile)	154.5	141.1	13.4	9.5	9.4	9.4
Corporate and other	237.9	187.6	50.3	26.8	17.6	—
Intersegment eliminations	(19.6)	(15.0)	(4.6)	(30.7)	(22.7)	—

Total LGI	$2,180.6	$1,590.8	$589.8	37.1	32.4	9.6

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$512.6	$439.4	$73.2	16.7	7.9	—
Switzerland	419.6	372.3	47.3	12.7	9.0	—
Austria	242.2	196.8	45.4	23.1	14.1	—
Ireland	148.4	126.5	21.9	17.3	8.6	—
Total Western Europe	1,322.8	1,135.0	187.8	16.5	9.4	8.1
Hungary	183.9	150.9	33.0	21.9	8.7	—
Other Central and Eastern Europe	379.2	264.3	114.9	43.5	28.5	—
Total Central and Eastern Europe	563.1	415.2	147.9	35.6	21.3	11.7
Central and corporate operations	7.2	2.8	4.4	157.1	139.1	—
Total UPC Broadband Division	1,893.1	1,553.0	340.1	21.9	12.8	9.4

Telenet (Belgium)	613.3	20.8	592.5	N.M.	N.M.	11.0
J:COM (Japan)	1,066.7	899.5	167.2	18.6	23.1	10.4
VTR (Chile)	299.9	274.0	25.9	9.5	10.8	10.8
Corporate and other	453.7	367.9	85.8	23.3	15.1	—
Intersegment eliminations	(40.1)	(33.9)	(6.2)	(18.3)	(9.4)	—

Total LGI	$4,286.6	$3,081.3	$1,205.3	39.1	33.6	10.2

N.M. – Not Meaningful

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$132.6	$103.1	$29.5	28.6	19.9	—
Switzerland	102.5	88.6	13.9	15.7	13.4	—
Austria	59.5	49.8	9.7	19.5	11.6	—
Ireland	24.1	20.4	3.7	18.1	10.6	—
Total Western Europe	318.7	261.9	56.8	21.7	15.4	15.4
Hungary	48.8	35.6	13.2	37.1	19.5	—
Other Central and Eastern Europe	98.8	64.3	34.5	53.7	37.7	—
Total Central and Eastern Europe	147.6	99.9	47.7	47.7	31.3	19.7
Central and corporate operations	(59.0)	(49.6)	(9.4)	(19.0)	(10.4)	—
Total UPC Broadband Division	407.3	312.2	95.1	30.5	21.3	17.7

Telenet (Belgium)	147.3	5.5	141.8	N.M.	N.M.	11.3
J:COM (Japan)	213.4	178.0	35.4	19.9	26.5	13.0
VTR (Chile)	59.5	48.2	11.3	23.4	23.2	23.2
Corporate and other	33.5	23.6	9.9	41.9	24.7	—

Total	$861.0	$567.5	$293.5	51.7	46.1	15.6

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$260.6	$209.2	$51.4	24.6	15.1	—
Switzerland	205.8	164.4	41.4	25.2	21.1	—
Austria	117.2	94.3	22.9	24.3	15.1	—
Ireland	46.7	39.0	7.7	19.7	11.1	—
Total Western Europe	630.3	506.9	123.4	24.3	16.7	16.5
Hungary	93.2	71.4	21.8	30.5	16.3	—
Other Central and Eastern Europe	187.4	125.5	61.9	49.3	33.8	—
Total Central and Eastern Europe	280.6	196.9	83.7	42.5	27.4	17.2
Central and corporate operations	(114.2)	(100.7)	(13.5)	(13.4)	(4.8)	—
Total UPC Broadband Division	796.7	603.1	193.6	32.1	22.0	18.7

Telenet (Belgium)	284.2	11.5	272.7	N.M.	N.M.	11.4
J:COM (Japan)	431.7	350.2	81.5	23.3	28.0	14.4
VTR (Chile)	114.0	94.4	19.6	20.8	22.3	22.3
Corporate and other	59.0	46.7	12.3	26.3	13.5	—

Total	$1,685.6	$1,105.9	$579.7	52.4	45.8	16.0

N.M. – Not Meaningful

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a generally accepted accounting principle (“GAAP”) measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	amounts in millions

Total segment operating cash flow	$861.0	$567.5	$1,685.6	$1,105.9
Stock-based compensation expense	(40.0)	(19.3)	(83.5)	(35.3)
Depreciation and amortization	(610.2)	(454.6)	(1,204.2)	(880.4)
Impairment, restructuring and other operating charges, net	(0.6)	(0.1)	(5.9)	(6.2)
Operating income	210.2	93.5	392.0	184.0
Interest expense	(226.3)	(156.1)	(459.3)	(300.2)
Interest and dividend income	24.1	20.3	48.5	36.0
Share of results of affiliates, net	9.5	(1.0)	23.1	0.4
Realized and unrealized gains (losses) on financial and derivative instruments, net	(74.3)	(92.7)	(145.8)	21.1
Foreign currency transaction gains, net	38.6	43.6	52.5	82.2
Losses on extinguishment of debt, net	(23.3)	(26.7)	(23.3)	(35.6)
Gains on disposition of assets, net	—	2.3	0.3	47.6
Other expense, net	(1.3)	(6.1)	(4.6)	(6.2)
Earnings (loss) before income taxes, minority interests and discontinued operations	$(42.8)	$(122.9)	$(116.6)	$29.3

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2007:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents(1)
	amounts in millions
LGI and its non-operating subsidiaries	$2,354.0	$—	$2,354.0	$1,911.6
UPC Broadband Division:
UPC Broadband Holding and its unrestricted subsidiaries	6,509.2	25.1	6,534.3	134.0
UPC Holding	1,827.5	—	1,827.5	1.0
J:COM	1,488.2	417.3	1,905.5	238.3
Telenet	1,714.8	70.4	1,785.2	34.6
VTR	475.0	—	475.0	55.8
Austar	414.9	—	414.9	23.0
Chellomedia	300.4	0.1	300.5	99.0
Liberty Puerto Rico	150.0	—	150.0	11.6
Other operating subsidiaries	9.5	—	9.5	5.7
Total LGI	$15,243.5	$512.9	$15,756.4	$2,514.6

Capital Expenditures and Capital Lease Additions

The table below highlights our capital expenditures per category, as well as capital lease additions for the three and six months ended June 30, 2007 and 2006:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	amounts in millions
Customer premises equipment	$192.1	$182.8	$447.3	$306.6
Scaleable infrastructure	51.4	33.0	122.7	80.5
Line extensions	30.4	49.4	71.9	79.2
Upgrade/rebuild	90.6	65.1	151.1	93.2
Support capital	76.2	69.1	145.0	121.3
Intangibles and Chellomedia	5.9	8.1	13.8	16.3
Total capital expenditures (Capex)	$446.6	$407.5	$951.8	$697.1
Percent of Revenue	20.5%	25.6%	22.2%	22.6%

Capital lease additions	40.5	29.5	88.8	54.3
Total capex and capital leases	$487.1	$437.0	$1,040.6	$751.4
Percent of Revenue	22.3%	27.5%	24.3%	24.4%

(1)           Excludes $492 million of restricted cash that is related to our debt instruments.

Free Cash Flow Definition and Reconciliation

FCF is not a GAAP measure of liquidity. We define FCF as net cash provided by operating activities (including net cash provided by discontinued operations) less capital expenditures and capital lease additions. Our definition of FCF includes capital lease additions that are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of FCF provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view FCF as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to FCF for the three and six months ended June 30, 2007 and 2006:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	amounts in millions
Net cash provided by continuing operations(2)	$478.0	$358.8	$1,064.3	$785.9
Capital expenditures of continuing operations	(446.6)	(407.5)	(951.8)	(697.1)
Capital lease additions of continuing operations	(40.5)	(29.5)	(88.8)	(54.3)
FCF of continuing operations	(9.1)	(78.2)	23.7	34.5

FCF of discontinued operations	—	(4.3)	—	(10.4)
Free Cash Flow	$(9.1)	$(82.5)	$23.7	$24.1

ARPU per Customer Relationship Table(3)

The following table provides ARPU per customer relationship for the three months ended June 30, 2007 and 2006:

	Three months ended June 30,				%
	2007		2006		Change
UPC Broadband		€21.46		€20.19	6.3%

Telenet		€32.08	N.M.		N.M.

J:COM		¥7,350		¥7,363	(0.2)%

VTR	CLP	25,263	CLP	24,208	4.4%

Liberty Global Consolidated		$38.43		$34.48	11.5%

N.M. – Not Meaningful

(2)	Excludes net cash provided by operating activities of discontinued operations.
(3)

ARPUs for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts. ARPU for Telenet in Q2 2006 is not shown since it only would pertain to the operations of UPC Belgium, and thus, would not be comparable to the Telenet ARPU in Q2 2007.

Customer Breakdown and Bundling(4)

The following table provides information on the geography of our customer base and highlights our customer bundling metrics as of June 30, 2007, March 31, 2007 and June 30, 2006:

	As of	As of	As of
	June 30, 2007	March 31, 2007	June 30, 2006	Q2’07 / Q1’07 (% Change)	Q2’07 / Q2’06 (% Change)
Total Customers
UPC Broadband	9,673,100	9,722,000	9,224,200	(0.5)%	4.9%
Telenet	2,041,700	2,056,400	145,600	(0.7)%	N.M.
J:COM	2,582,100	2,532,600	2,081,200	2.0%	24.1%
VTR	968,800	953,500	928,100	1.6%	4.4%
Other	784,300	677,900	643,000	15.7%	22.0%
Liberty Global Consolidated(5)	16,050,000	15,942,400	13,022,100	0.7%	23.3%

Total Single-Play Customers	11,100,700	11,163,700	9,654,100	(0.6)%	15.0%
Total Double-Play Customers	2,839,500	2,793,100	2,002,300	1.7%	41.8%
Total Triple-Play Customers	2,109,800	1,985,600	1,365,700	6.3%	54.5%

% Double-Play Customers
UPC Broadband	15.1%	14.7%	13.1%	2.7%	15.3%
Telenet	23.6%	23.2%	15.9%	1.7%	N.M.
J:COM	27.6%	28.1%	28.5%	(1.8)%	(3.2)%
VTR	15.9%	14.9%	15.6%	6.7%	1.9%
Liberty Global Consolidated	17.7%	17.5%	15.4%	1.1%	14.9%

% Triple-Play Customers
UPC Broadband	9.1%	8.5%	6.7%	7.1%	35.8%
Telenet	13.3%	12.4%	—	7.3%	N.M.
J:COM	23.5%	22.5%	23.4%	4.4%	0.4%
VTR	35.0%	33.6%	27.1%	4.2%	29.2%
Liberty Global Consolidated	13.1%	12.5%	10.5%	4.8%	24.8%

RGUs per Customer Relationship
UPC Broadband	1.33	1.32	1.27	0.8%	4.7%
Telenet	1.50	1.48	1.16	1.4%	N.M.
J:COM	1.75	1.74	1.75	0.6%	0.0%
VTR	1.86	1.82	1.70	2.2%	9.4%
Liberty Global Consolidated	1.44	1.43	1.37	0.7%	5.1%

(4)

The bundling statistics for Telenet for June 30, 2006 only include the operations of UPC Belgium. The bundling statistics for Cable West as of March 31, 2007, which are included in J:COM’s statistics were estimated.

(5)	Excludes mobile customers.

Fixed Income Overview

The following tables provide preliminary financial information for selected credit groups and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the second quarter of 2007.

	Revenue		Operating Cash Flow(6)
	Three months	Six months	Three months	Six months
	ended	ended	ended	ended
	June 30, 2007	June 30, 2007	June 30, 2007	June 30, 2007
	amounts in € millions
UPC Holding B.V.	€827.2	€1,648.9	€346.9	€685.8
Chellomedia Programming Financing HoldCo B.V.(7)	38.8	74.6	11.9	22.8

Summary of Debt and Capital Lease Obligations, Cash and Cash Equivalents and Covenant Calculations(8)

	As of June 30, 2007
	Total Debt and Capital Lease Obligations	Cash and Cash Equivalents	Senior Leverage	Total Leverage
	amounts in € millions

UPC Holding B.V. (9)	€6,527.6	€140.9	3.57x	4.54x
Chellomedia Programming Financing HoldCo B.V.	222.0	67.7	3.24x	3.24x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. The following tables provide the respective reconciliations for each of the selected credit groups.

	Three months ended	Six months ended
	June 30, 2007	June 30, 2007
UPC Holding B.V.	amounts in €millions
Total segment operating cash flow	€346.9	€685.8
Stock-based compensation expense	(13.7)	(27.8)
Depreciation and amortization	(270.7)	(541.2)
Related party management credits	5.6	10.3
Impairment, restructuring and other operating charges	(1.5)	(4.1)
Operating income	€66.6	€123.0

Chellomedia Programming Financing HoldCo B.V.
Total segment operating cash flow	€11.9	€22.8
Stock-based compensation expense	(0.9)	(1.8)
Depreciation and amortization	(4.1)	(7.8)
Related party management fees	(1.6)	(3.2)
Operating income	€5.3	€10.0

(6)	Please note that reported OCF may differ from what is used in the calculation of the respective covenants.
(7)

The figures for the three and six months ended June 30, 2007 reflect the following: On May 25, 2007, the assets of ESC Programming B.V., a subsidiary of Chellomedia Programming B.V., were transferred to Zonemedia, with effect given to January 1, 2007. This transfer between entities under common control was completed in connection with the merger of the Extreme channel and its operations into Zonemedia, which is a subsidiary of Chellomedia Programming Financing HoldCo B.V.

(8)

In the covenant calculations, we utilize debt figures that take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. The ratios for each of the two entities are based on June 30, 2007 results, and are subject to completion of our second quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. Senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding B.V. (as defined and calculated in accordance with the UPC Broadband Holding Bank Facility). For Chellomedia Programming Financing HoldCo B.V., senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(9)	Debt for UPC Holding B.V. reflects only third party debt.

Consolidated Operating Data - June 30, 2007

					Video					Internet		Telephone
	Homes Passed (1)	Two-Way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)

UPC Broadband Division:
The Netherlands	2,685,600	2,599,100	2,191,600	3,212,400	1,670,400	517,700	—	—	2,188,100	2,599,100	600,900	2,498,000	423,400
Switzerland (13)	1,839,900	1,298,900	1,557,700	2,255,400	1,374,600	181,600	—	—	1,556,200	1,488,900	432,100	1,486,900	267,100
Austria	983,700	983,700	706,200	1,094,600	451,100	50,400	—	—	501,500	983,700	416,100	983,700	177,000
Ireland	857,500	350,100	591,600	655,900	260,800	216,500	—	108,900	586,200	350,100	67,000	144,300	2,700
Total Western Europe	6,366,700	5,231,800	5,047,100	7,218,300	3,756,900	966,200	—	108,900	4,832,000	5,421,800	1,516,100	5,112,900	870,200
Hungary	1,154,700	1,093,400	999,500	1,279,600	716,200	—	158,900	—	875,100	1,093,400	243,400	1,077,600	161,100
Romania	1,999,700	1,382,800	1,355,400	1,564,800	1,273,000	8,000	74,100	—	1,355,100	1,257,400	137,800	1,195,600	71,900
Poland	1,948,400	1,365,100	1,059,700	1,338,000	1,001,200	—	—	—	1,001,200	1,365,100	247,500	1,325,400	89,300
Czech Republic	1,265,500	1,012,500	751,400	959,100	511,300	44,400	127,500	—	683,200	1,012,500	216,600	1,009,600	59,300
Slovak Republic	445,200	283,500	303,800	339,800	260,900	—	22,300	16,300	299,500	265,500	37,400	166,800	2,900
Slovenia	194,500	138,400	156,200	199,300	152,100	900	—	3,200	156,200	138,400	40,600	138,400	2,500
Total Central and Eastern Europe	7,008,000	5,275,700	4,626,000	5,680,600	3,914,700	53,300	382,800	19,500	4,370,300	5,132,300	923,300	4,913,400	387,000
Total UPC Broadband Division	13,374,700	10,507,500	9,673,100	12,898,900	7,671,600	1,019,500	382,800	128,400	9,202,300	10,554,100	2,439,400	10,026,300	1,257,200

Belgium (Telenet) (14)	1,910,800	1,910,800	2,041,700	3,066,500	1,437,000	303,800	—	—	1,740,800	2,730,800	825,500	2,543,000	500,200

J:COM (Japan)	9,315,600	9,315,600	2,582,100	4,507,900	873,500	1,264,100	—	—	2,137,600	9,315,600	1,157,200	9,290,500	1,213,100

The Americas:
VTR (Chile)	2,395,900	1,583,400	968,800	1,801,300	696,200	130,800	—	—	827,000	1,583,400	468,000	1,554,900	506,300
Puerto Rico	336,900	336,900	116,400	162,300	—	93,600	—	—	93,600	336,900	51,500	336,900	17,200
Brazil	14,500	14,500	14,500	16,500	—	—	—	14,500	14,500	14,500	2,000	—	—
Peru	68,400	52,400	14,000	15,900	11,300	—	—	—	11,300	52,400	4,600	—	—
Total The Americas	2,815,700	1,987,200	1,113,700	1,996,000	707,500	224,400	—	14,500	946,400	1,987,200	526,100	1,891,800	523,500

Austar (Australia)	2,453,900	—	639,400	639,400	—	9,000	630,100	—	639,100	30,400	300	—	—

Grand Total	29,870,700	23,721,100	16,050,000	23,108,700	10,689,600	2,820,800	1,012,900	142,900	14,666,200	24,618,100	4,948,500	23,751,600	3,494,000

Subscriber Variance Table – June 30, 2007 vs. March 31, 2007

		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS		Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Total Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,100	(200)	(9,700)	23,100	(16,500)	6,900	—	—	(9,600)	(200)	15,700	10,500	17,000
Switzerland(13)	5,700	5,100	(900)	11,800	(27,100)	26,200	—	—	(900)	5,100	6,400	5,100	6,300
Austria	3,300	6,600	(800)	(3,600)	(3,700)	200	—	—	(3,500)	6,600	(700)	40,500	600
Ireland	100	21,600	(7,900)	(1,700)	(11,200)	5,700	—	(2,400)	(7,900)	21,600	4,100	21,800	2,100
Total Western Europe	11,200	33,100	(19,300)	29,600	(58,500)	39,000	—	(2,400)	(21,900)	33,100	25,500	77,900	26,000
Hungary	8,100	14,300	(13,000)	3,500	(10,300)	—	(4,800)	—	(15,100)	14,300	11,500	14,500	7,100
Romania	3,800	52,400	(43,800)	(32,500)	(51,500)	300	7,400	—	(43,800)	52,300	4,800	52,400	6,500
Poland	5,300	52,200	(1,600)	14,000	(4,000)	—	—	—	(4,000)	52,200	11,800	50,100	6,200
Czech Republic	4,600	34,300	(500)	28,600	(11,600)	10,500	(5,900)	—	(7,000)	34,300	11,600	34,300	24,000
Slovak Republic	2,200	14,100	(2,100)	900	(1,900)	—	100	(900)	(2,700)	12,700	1,700	400	1,900
Slovenia	44,100	31,600	31,400	41,800	27,700	500	—	3,200	31,400	31,600	8,300	31,600	2,100
Total Central and Eastern Europe	68,100	198,900	(29,600)	56,300	(51,600)	11,300	(3,200)	2,300	(41,200)	197,400	49,700	183,300	47,800
Total UPC Broadband Division	79,300	232,000	(48,900)	85,900	(110,100)	50,300	(3,200)	(100)	(63,100)	230,500	75,200	261,200	73,800

Telenet (Belgium)(14)	4,400	4,400	(14,700)	20,400	(42,900)	23,200	—	—	(19,700)	6,200	21,500	5,900	18,600

J:COM (Japan)	67,100	67,100	49,500	108,900	(74,500)	98,400	—	—	23,900	67,100	34,800	71,400	50,200

The Americas:
VTR (Chile)	23,500	53,700	15,300	64,200	(4,400)	19,800	—	—	15,400	53,700	30,600	56,300	18,200
Puerto Rico	1,700	1,700	(2,100)	(1,800)	—	(5,600)	—	—	(5,600)	1,700	2,900	1,700	900
Brazil	(200)	(200)	(200)	(200)	—	—	—	(200)	(200)	(200)	—	—	—
Peru	100	—	200	500	100	—	—	—	100	—	400	—	—
Total The Americas	25,100	55,200	13,200	62,700	(4,300)	14,200	—	(200)	9,700	55,200	33,900	58,000	19,100

Austar (Australia)	6,100	—	108,500	19,800	—	100	19,700	—	19,800	—	—	—	—

Grand Total	182,000	358,700	107,600	297,700	(231,800)	186,200	16,500	(300)	(29,400)	359,000	165,400	396,500	161,700

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	35,700	202,200	(81,000)	46,200	(138,600)	49,900	(3,200)	(3,300)	(95,200)	200,700	68,300	231,400	73,100
Telenet (Belgium)	4,400	4,400	(14,700)	26,600	(42,900)	29,400	—	—	(13,500)	6,200	21,500	5,900	18,600
J:COM (Japan)	67,100	67,100	48,100	110,600	(74,000)	99,300	—	—	25,300	67,100	35,000	71,400	50,300
The Americas	25,100	55,200	11,700	62,700	(4,300)	14,200	—	(200)	9,700	55,200	33,900	58,000	19,100
Austar (Australia)	6,100	—	19,800	19,800	—	100	19,700	—	19,800	—	—	—	—
Total Organic Change	138,400	328,900	(16,100)	265,900	(259,800)	192,900	16,500	(3,500)	(53,900)	329,200	158,700	366,700	161,100

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Ljubljanski Kabel (Slovenia)	43,600	29,800	32,100	39,700	28,500	400	—	3,200	32,100	29,800	6,900	29,800	700
Q2 2007 Cable West Adjustment	—	—	1,400	(1,700)	(500)	(900)	—	—	(1,400)	—	(200)	—	(100)
Q2 2007 Telenet Adjustment	—	—	—	(6,200)	—	(6,200)	—	—	(6,200)	—	—	—	—
Q2 2007 Austar Adjustment	—	—	88,700	—	—	—	—	—	—	—	—	—	—
Q2 2007 VTR Adjustment	—	—	1,500	—	—	—	—	—	—	—	—	—	—
Net adjustments for M&A and other	43,600	29,800	123,700	31,800	28,000	(6,700)	—	3,200	24,500	29,800	6,700	29,800	600

Total Net Adds (Reductions)	182,000	358,700	107,600	297,700	(231,800)	186,200	16,500	(300)	(29,400)	359,000	165,400	396,500	161,700

Footnotes for pages 18 – 19

(1)    Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes.  Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.  With the exception of Austar, we do not count homes passed for DTH.   With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed.  With respect to MMDS, one Home Passed is equal to one MMDS subscriber.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 14), or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s and Telenet’s partner networks or for INODE.

(2)    Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom’s and Telenet’s partner networks or for INODE.

(3)    Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe.  To the extent that Revenue Generating Units include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts.  We exclude mobile customers from Customer Relationships.  See note 5.

(4)    Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)    Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 741,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.  Telenet’s Analog Cable Subscribers at June 30, 2007 include 26,300 subscribers who receive Telenet’s premium video service on a stand alone basis over the Telenet partner network.  Each such premium video subscriber is assumed to represent one customer relationship.

(6)    Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  Individuals who receive digital video service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to analog video service.  We include this group of subscribers in Telenet’s Digital Cable Subscribers, but exclude them from Cablecom’s Digital Cable Subscribers.  Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom.  As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  In the Netherlands, an estimated 5% to 10% of the Netherlands Digital Cable Subscribers at June 30, 2007 have accepted but not installed their digital converter boxes.

(7)    DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)    MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)    Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services.  With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)  Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services.  Our Internet Subscribers in Austria include residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)  Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services.  With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)   Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services.  Telephone Subscribers as of June 30, 2007 exclude an aggregate of 165,900 mobile telephone subscribers in the Netherlands, Australia and Belgium.  Also, our Telephone Subscribers do not include customers that receive services via resale arrangements.  Our Telephone Subscribers in Austria include residential subscribers of INODE.

(13)   Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or “partner networks.”  A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements.  Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom.  These estimates may change in future periods as more accurate information becomes available.  Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our June 30, 2007 subscriber table is based on March 31, 2007 data.  In our June 30, 2007 subscriber table, Cablecom’s partner networks account for 49,000 Customer Relationships, 82,500 RGUs, 22,200 Digital Cable Subscribers, 190,000 broadband Internet Homes Serviceable, 188,000 Telephone Homes Serviceable, 37,600 Internet Subscribers, and 22,700 Telephone Subscribers.  In addition, partner networks account for 373,800 digital video homes serviceable (as adjusted for a partner network termination that occurred during the second quarter of 2007), that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2007 subscriber table.

(14)   Pursuant to certain agreements, Telenet offers premium video, broadband Internet access and telephony services over a Telenet partner network.  A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network.  In our June 30, 2007 subscriber table, Telenet’s partner network accounts for 439,300 RGUs, 820,000 broadband Internet Homes Serviceable and Telephone Homes Serviceable, 26,300 premium video subscribers (included in our Analog Cable Subscribers), 251,700 Internet Subscribers and 161,300 Telephone Subscribers.  In addition, Telenet’s partner network accounts for 820,000 Homes Passed and Two-way Homes Passed that are not included in our June 30, 2007 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis).  EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.